EXHIBIT 10.1

HOME FEDERAL BANCORP, INC. OF LOUISIANA

HOME FEDERAL BANK

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of the 14th day of February 2024 between Home Federal Bancorp, Inc. of Louisiana, a Louisiana corporation (the “Corporation”), Home Federal Bank, a federally chartered savings bank and a wholly owned subsidiary of the Corporation (the “Bank”), and Glen W. Brown (the “Executive”).

WITNESSETH

WHEREAS, the Executive is currently employed as the Senior Vice President and Chief Financial Officer of both the Corporation and the Bank (the Corporation and the Bank are collectively referred to herein as the “Employers”);

WHEREAS, the parties hereto desire to set forth the terms of the Executive’s transition to retirement; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the Employers and the Executive hereby agree as follows:

1.         Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:

(a)        Base Salary. “Base Salary” shall have the meaning set forth in Section 3(a) hereof.

(b)        Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or breach of any provision of this Agreement.

(c)         Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)        Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for death, the date on which the Notice of Termination is given, or (ii) if the Executive’s employment is terminated for any other reason, the date specified in such Notice of Termination.

(e)         Disability. “Disability” shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employers.

(f)         Effective Date. The “Effective Date” of this Agreement shall mean the date first written above.

(g)         Good Reason. “Good Reason” means the occurrence of any of the following conditions:

            (i)         any material breach of this Agreement by the Employers, including without limitation any of the following: (A) a material diminution in the Executive’s Base Salary, other than as set forth in Section 3(a), or (B) a material diminution in the Executive’s authority, duties or responsibilities as described in Section 2, other than as set forth in Section 2, or

            (ii)         any material change prior to January 1, 2025 in the geographic location at which the Executive must perform his services under this Agreement;

provided, however, that prior to any termination of employment for Good Reason, the Executive must first provide written notice to the Employers within ninety (90) days of the initial existence of the condition, describing the existence of such condition, and the Employers shall thereafter have the right to remedy the condition within thirty (30) days of the date the Employers received the written notice from the Executive. If the Employers remedy the condition within such thirty (30) day cure period, then no Good Reason shall be deemed to exist with respect to such condition. If the Employers do not remedy the condition within the thirty (30) day cure period, then the Executive may deliver a Notice of Termination for Good Reason at any time within sixty (60) days following the expiration of such cure period.

             (h)        IRS.  “IRS” shall mean the Internal Revenue Service.

 (i)         Notice of Termination. Any purported termination of the Executive’s employment by the Employers for any reason, including without limitation for Cause, Disability or Retirement, or by the Executive for any reason, including without limitation for Disability, Retirement or Good Reason, shall be communicated by a written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of the Employers’ termination of the Executive’s employment for Cause or for death, which shall be effective immediately, and (iv) is given in the manner specified in Section 10 hereof.

(j)         Retirement. “Retirement” shall mean a voluntary termination by the Executive which constitutes a retirement, including early retirement, under the Bank’s 401(k) plan. The Executive agrees to retire from all of his positions with the Employers effective on or before November 15, 2025.

(k)        Separation from Service. “Separation from Service” shall mean a termination of the Executive’s services (whether as an employee or as an independent contractor) to the Corporation and the Bank for any reason other than death. Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Corporation, the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.         Term of Service and Duties.

(a)         The Employers agree to continue to employ the Executive as Senior Vice President and Chief Financial Officer on an at-will basis through and including December 31, 2024 (the “Transition Period”), and the Executive hereby accepts said employment and agrees to render such services to the Employers on the terms and conditions set forth in this Agreement. The Executive acknowledges and agrees that the Employers have hired a successor Chief Financial Officer, who is scheduled to become Chief Financial Officer on January 1, 2025.

(b)         Commencing on January 1, 2025, the Executive agrees to serve the Employers as Treasurer on a part-time (no more than 20 hours per week) or as-needed consultant basis, as determined by the Employers, for the period beginning January 1, 2025 and ending on November 15, 2025 (or such shorter period as shall be mutually agreed to by the parties in good faith).

(c)         Commencing on January 1, 2025, the Executive shall provide his services as Treasurer either remotely from home or from a bank office, as determined by the Employer. In the event the services will be provided remotely, the Employers shall provide the Executive with a computer that the Executive may use from his home office.

(d)         The Executive agrees to retire from all of his positions with the Employers effective on or before November 15, 2025. The term of this Agreement may not be extended beyond November 15, 2025. We may determine to request Executive’s services on an as-needed basis following retirement, but any such request would not constitute an extension of the agreement.

(e)         Nothing in this Agreement shall be deemed to prohibit the Employers at any time from terminating the Executive’s employment during the term of this Agreement for any reason, provided that the relative rights and obligations of the Employers and the Executive in the event of any such termination shall be determined under this Agreement.

(f)         During the time that the Executive continues to serve as the Chief Financial Officer of the Employers, the Executive shall oversee the financial and accounting records of the Employers, prepare the financial reports, oversee the employees that report to him, and report directly to the President and/or Chief Executive Officer of the Employers. The Executive agrees to assist and train his successor for the Transition Period ending on December 31, 2024. In addition, throughout the term of this Agreement, the Executive agrees to perform such executive services for the Employers as may be assigned to him from time to time by the President and/or Chief Executive Officer of the Employers. The parties reasonably anticipate that the level of bona fide services to be performed by the Executive following the hiring of the successor Chief Financial Officer will be sufficient to avoid having a Separation from Service occur prior to the Executive’s retirement on November 15, 2025.

3.         Compensation and Benefits.

(a)         During the Transition Period, the Employers shall compensate and pay the Executive for his services a base salary equal to his current annual salary as of the date of this Agreement (“Base Salary”). The Base Salary may not be decreased during the Transition Period without the Executive’s express written consent. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Boards of Directors of the Employers. Beginning January 1, 2025, the Executive’s Base Salary shall be an amount per annum that equals 50% of his annual Base Salary for 2024.

(b)         During the Transition Period, provided that the Executive’s services continue to satisfy the eligibility requirements of the applicable plan, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to the Executive pursuant to Section 3(a) hereof.

(c)         The Employers shall continue to pay the premiums for the Executive’s Employee-Only Medicare Supplement and Part D drug coverage at no premium cost to the Executive through and including December 31, 2025, provided that if the Executive’s employment is terminated prior to November 15, 2025, the Executive’s right to such continued insurance shall be governed by Section 5 of this Agreement. In addition, if the Executive is enrolled in the Employers’ dental and vision insurance plans on December 31, 2024, then the Employers will pay the premiums for the Executive’s employee-only dental and employee-only vision insurance beginning January 1, 2025 through and including December 31, 2025, provided that if the Executive’s employment is terminated prior to November 15, 2025, the Executive’s right to such continued insurance shall be governed by Section 5 of this Agreement.

(d)         During the Transition Period, the Employers shall continue to provide the Executive with short-term and long-term disability insurance, life insurance and AD&D insurance coverages, which coverages shall end on December 31, 2024, provided that if the Executive’s employment is terminated prior to December 31, 2024, the Executive’s right to such continued insurance shall be governed by Section 5 of this Agreement.

(e)         The stock options and plan share award currently held by the Executive shall continue to be governed by the terms of the applicable grant agreement and the applicable Stock Incentive Plan of the Corporation, except that if the Executive does not exercise his incentive stock options within three months following his termination of employment, then the incentive stock option shall be treated as a non-qualified option for the remainder of the exercise period in accordance with the Code.

(f)         For as long as the Executive remains employed by the Employers during the term of this Agreement, the Bank will continue to pay to the Executive a $100 per month mobile phone allowance

(g)         In the event the Executive (i) continues to be employed by the Employers through and including November 15, 2025, (ii) complies with all of the provisions of this Agreement, (iii) retires on November 15, 2025, and (iv) timely executes a general release of claims in a form to be provided by the Bank and does not revoke such release, then the Employers shall pay the Executive a lump sum $10,000 severance payment. The cash payment will be paid to the Executive in the first payroll period following the expiration of the Executive’s execution of the release of claims and the expiration of the Executive’s right to revoke such execution, provided that if the maximum time period the Executive has to consider the release and the related revocation period extends into 2026, then the cash payment shall not be paid until 2026.

(h)         Except as otherwise agreed between the Corporation and the Bank, (i) the Executive’s compensation, benefits, and severance and (ii) expenditures made by the Executive on behalf of the Employers, as set forth in this Agreement, shall be paid by the Corporation and the Bank in the same proportions as the (A) time and services and (B) expenditures actually expended by the Executive on the business of the Corporation and the business of the Bank, respectively. For this purpose, the Executive shall maintain, and provide to the Employers on at least a monthly basis, documentation of the time and expenses expended by the Executive on the business of each of the Corporation and the Bank. No provision contained in this Agreement shall require the Bank to pay any portion of the Executive’s compensation, benefits, severance and expenses required to be paid by the Corporation pursuant to this Agreement.

4.         Expenses. The Employers shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Employers, subject to such reasonable documentation and policies as may be established by the Boards of Directors of the Employers. If such expenses are paid in the first instance by the Executive, the Employers shall reimburse the Executive therefor. Such reimbursement shall be paid promptly by the Employers and in any event no later than March 15th of the year immediately following the year in which such expenses were incurred.

5.         Termination.

(a)         The Employers shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including without limitation termination for Cause, Disability or Retirement, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.

(b)         In the event that (i) the Executive’s employment is terminated by the Employers for Cause or (ii) the Executive voluntarily terminates his employment hereunder other than for Disability, Retirement on November 15, 2025, death or Good Reason, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination. In the event that the Executive’s employment is terminated as a result of Retirement before November 15, 2025, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination.

(c)         In the event that the Executive’s employment is terminated as a result of Disability or death before November 15, 2025, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination, except that the Executive (or his dependents, to the extent covered immediately prior to his death) shall be entitled to the continuation of the insurance coverages specified in Sections 3(c) and 3(d) of this Agreement through the dates specified in such sections (to the extent the date in Section 3(d) has not already passed), in each case subject to Sections 5(e) and 5(f) below and subject to continued compliance with Section 9 of this Agreement.

(d)         In the event that (x) the Executive’s employment is terminated by the Employers for other than Cause, Disability, Retirement or the Executive’s death, (y) such employment is terminated by the Executive for Good Reason, or (z) the Executive retires on November 15, 2025, then the Employers shall continue to provide the Executive with the insurance coverages specified in Sections 3(c) and 3(d) of this Agreement through the dates specified in such sections (to the extent the date in Section 3(d) has not already passed), in each case subject to Sections 5(e) and 5(f) below and subject to continued compliance with Section 9 of this Agreement.

(e)         In the event that the continued payment by the Employers of the Medicare supplemental insurance premiums or any other insurance premiums provided in Section 5(c) or 5(d) is barred or would trigger the payment of an excise tax under Section 4980D of the Code, or during the period set forth in Section 5(c) or 5(d) any such arrangement or plan is discontinued, then the Employers shall at their election either (i) arrange to provide the Executive with alternative benefits substantially similar to those which the Executive was entitled to receive under such arrangements or plans immediately prior to the Date of Termination, provided that the alternative benefits do not trigger the payment of an excise tax under Section 4980D of the Code, or (ii) pay to the Executive within 10 business days following the Date of Termination (or within 10 business days following the discontinuation of the benefits if later) a lump sum cash amount equal to the projected cost to the Employer of paying such premiums for the benefit of the Executive through the dates specified in Sections 3(c) and (d) of this Agreement (to the extent the date in Section 3(d) has not already passed), with the projected cost to be based on the costs being incurred immediately prior to the Date of Termination (or the discontinuation of the benefits if later), as increased by 10% each year.

(f)         Any insurance premiums payable by the Employers pursuant to Section 5(c), 5(d) or 5(e) shall be payable at such times and in such amounts (except that the Employers shall also pay any employee portion of the premiums) as if the Executive was still an employee of the Employers, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employers in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employers in any other taxable year.

6.         Mitigation; Exclusivity of Benefits.

(a)         The Executive shall not be required to mitigate the amount of any benefits hereunder by seeking other employment or otherwise, nor shall the amount of any such benefits be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination or otherwise.

(b)         The specific arrangements referred to herein are not intended to exclude any other vested benefits which may be available to the Executive upon a termination of employment with the Employers pursuant to employee benefit plans of the Bank or the Corporation or otherwise.

7.         Withholding. All payments required to be made by the Employers hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employers shall determine are required to be withheld pursuant to any applicable law or regulation.

8.         Assignability. The Employers may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Employers may hereafter merge or consolidate or to which the Employers may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Employers hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or their rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

9.         Non-disparagement. The Executive agrees that he shall not make any negative public or private statements concerning the Corporation, the Bank, any of their respective affiliates or any of their respective directors, officers or employees. The Executive further agrees not to disrupt the business of the Corporation or the Bank or any of its employees or affiliates in any manner.

10.         Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Employers:	Assistant Corporate Secretary Home Federal Bancorp, Inc. of Louisiana Home Federal Bank 222 Florida Street Shreveport, Louisiana 71105

To the Executive:	Glen W. Brown At the address last appearing on the personnel records of the Employers

11.         Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Boards of Directors of the Employers to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. In addition, notwithstanding anything in this Agreement to the contrary, the Employers may amend in good faith any terms of this Agreement, including retroactively, in order to comply with Section 409A of the Code.

12.         Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of Louisiana.

13.         Nature of Obligations. Nothing contained herein shall create or require the Employers to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Employers hereunder, such right shall be no greater than the right of any unsecured general creditor of the Employers.

14.         Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

15.         Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

15.         Counterparts. This Agreement may be executed in one or more counterparts, each of 6which shall be deemed to be an original and all of which together will constitute one and the same instrument.

17.         Regulatory Actions. The following provisions shall be applicable to the parties to the extent that they are required to be included in employment agreements between a savings bank and its employees pursuant to Section 163.39(b) of the Office of the Comptroller of the Currency Rules and Regulations, 12 C.F.R. §163.39(b), or any successor thereto, and shall be controlling in the event of a conflict with any other provision of this Agreement, including without limitation Section 5 hereof.

(a)         If the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs pursuant to notice served under Section 8(e)(3) or Section 8(g)(1) of the Federal Deposit Insurance Act (“FDIA”)(12 U.S.C. §§1818(e)(3) and 1818(g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may, in its discretion: (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)         If the Executive is removed from office and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or Section 8(g)(1) of the FDIA (12 U.S.C. §§1818(e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(c)         If the Bank is in default, as defined in Section 3(x)(1) of the FDIA (12 U.S.C. §1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but vested rights of the Executive and the Bank as of the date of termination shall not be affected.

(d)         All obligations under this Agreement shall be terminated pursuant to 12 C.F.R. §163.39(b)(5), except to the extent that it is determined that continuation of the Agreement for the continued operation of the Bank is necessary: (i) by the Comptroller or his/her designee, at the time the Federal Deposit Insurance Corporation (“FDIC”) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA (12 U.S.C. §1823(c)); or (ii) by the Comptroller or his/her designee, at the time the Comptroller or his/her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition, but vested rights of the Executive and the Employers as of the date of termination shall not be affected.

18.         Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359.

19.         Changes in Statutes or Regulations. If any statutory or regulatory provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Agreement to such statutory or regulatory provision shall be deemed to be a reference to such section as amended, re-numbered or replaced.

20.         Entire Agreement. This Agreement embodies the entire agreement between the Employers and the Executive with respect to the matters agreed to herein. All prior agreements between the Employers and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

(Signature page follows)

          IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:	HOME FEDERAL BANCORP, INC. OF LOUISIANA

/s/Dawn F. Williams	By:	/s/James R. Barlow
Dawn F. Williams		James R. Barlow
Assistant Corporate Secretary		Chairman of the Board, President and
Chief Executive Officer

Attest:	HOME FEDERAL BANK

/s/Dawn F. Williams	By:	/s/James R. Barlow
Dawn F. Williams		James R. Barlow
Assistant Corporate Secretary		Chairman of the Board, President and
Chief Executive Officer

EXECUTIVE

	By:	/s/Glen W. Brown
Glen W. Brown